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                                                                     EXHIBIT 14A

                   INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT


          The following constitutes an agreement establishing an Individual Retirement Account (under Section 408(a) of the Internal Revenue Code) between the Depositor and the Custodian.

ARTICLE I.

          The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4),403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7),403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section
408(k).

ARTICLE II.

           The Depositor's interest in the balance in the custodial account is nonforfeitable.

ARTICLE III.

     1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

     2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV.

     1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with
Section 408(a)(6)and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

     2. Unless otherwise elected by the time distributions are required to begin to the Depositor under Paragraph 3, or to the surviving spouse under Paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall




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be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

     3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, April 1 following the calendar year end in which the Depositor reaches age 70 1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

         (a)  A single sum payment.

         (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

         (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

         (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

         (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

     4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

         (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with Paragraph 3.

         (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries,either

              (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

              (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.




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              (iii) Except where distribution in the form of an annuity
         meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

         (c) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

     5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under Paragraph 3,determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designed beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with Paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

     6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V.

     1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Section 1.408-5 and 1.408-6.

     2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

ARTICLE VI.

     Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling.
Any additional articles that are not consistent with Section 408(a) and related regulations will be invalid.




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ARTICLE VII.

     This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

ARTICLE VIII.

     1. Investment of Account Assets.

          (a) All contributions to the custodial account shall be invested in shares of the_______________________________ or, if available, any other series of ________________________ or other regulated investment companies for which ____________________________ serves as investment advisor or designates as being eligible for investment ("Investment Company"). Shares of stock of an Investment Company shall be referred to as "Investment Company Shares." To the extent that two or more funds are available for investment, contributions shall be invested in accordance with the Depositor's investment election.

          (b) Each contribution to the custodial account shall identify the Depositor's account number and be accompanied by a signed statement directing the investment of that contribution. The Custodian may return to the Depositor, without liability for interest thereon, any contribution which is not accompanied by adequate account identification or an appropriate signed statement directing investment of that contribution.

          (c) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner such shares are offered to the public. All distributions received on Investment Company Shares, including both dividends and capital gains distributions, held in the custodial account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received in additional like shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like Investment Company Shares.

          (d) All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the custodial account and the Custodian shall not vote any such shares, except upon written direction of the Depositor, timely received, in a form acceptable to the Custodian. The Custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the custodial account received by the Custodian.

          (e) The Depositor may, at any time, by written notice to the Custodian, in a form acceptable to the Custodian, redeem any number of shares held in the custodial account and reinvest the proceeds in the shares of any other Investment



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